Exhibit 99.2

Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Bel Investor Relations ir@belf.com	Company Contact: Lynn Hutkin Director of Financial Reporting lynn.hutkin@belf.com

Bel Appoints Jacqueline Brito

to Board of Directors

JERSEY CITY, NJ, October 28, 2021 - Bel Fuse Inc. (“Bel,” or the Company”) (Nasdaq:BELFA and Nasdaq:BELFB), a leading supplier of products that power, protect and connect electronic circuits, today announced that Jacqueline Brito has been appointed to Bel’s Board of Directors.

Ms. Brito, 57, is the founder and CEO of HR Asset Partners, a leadership strategy firm offering advisory services focused on organizational culture, human capital planning, and executive and transformational leadership coaching.  Before launching HR Asset Partners during the pandemic, Jackie built a successful career in leadership development, succession planning, and positive employee relations.

Prior to launching HR Asset Partners, she served as the assistant dean of admission at Rollins College’s Crummer Graduate School of Business for nearly a decade. She provided executive, leadership, and transformational coaching for both graduate students, alumni, and employees. In that role, she was responsible for data-informed strategic planning and implementation of recruitment, admission, and marketing goals and worked closely with other senior leadership to achieve them.

Ms. Brito spent nearly 10 years with Orlando Sentinel Communications, advising and coaching managers and high-potential employees. She received a bachelor’s degree in Organizational Behavior and a Masters of Human Resource Management from Rollins College and continues to teach graduate-level business courses at her alma mater.

“We’re pleased to be adding Jackie to the Board. Bel is planning several initiatives in the coming quarters around corporate strategy, associate engagement and retention, and ESG.  Jackie’s extensive background in organizational culture and transformational leadership coaching will be a very valuable resource to Bel’s management team and ultimately to our shareholders,” commented Daniel Bernstein, President and Chief Executive Officer of Bel.

Upon the addition of Ms. Brito, the company’s board of directors will consist of nine members, eight of which are independent within the meaning of SEC and NASDAQ regulations.  It is anticipated that Ms. Brito will stand for election for a one-year term at the Company’s 2022 annual shareholders meeting.

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.